U. S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8 /A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DATA STORAGE CORPORATION
(Exact name of issuer as specified in charter)

NEVADA	333-148167	98-0530147
(State or other jurisdiction of Incorporation or organization)	(Commission File No.)	(I.R.S Employer Identification No.)

401 Franklin Avenue
Garden City, N.Y. 11530
(Address of Principal Executive Offices)

(212) 564-4922
(Issuer telephone number)

(former name and address)

DATA STORAGE CORPORATION 2010 INCENTIVE AWARD PLAN
(Full title of the plan)

Business Filings Incorporated
6100 Neil Road, Suite 500
Reno, NV 89511
(Name and address of agent for service)

COPIES OF COMMUNICATIONS TO:
Anslow & Jaclin, LLP
Attn: Gary S. Eaton, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Phone: (732) 409-1212
Fax: (732) 577-1188

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company filer.  See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☐    Accelerated Filer ☐     Non-Accelerated Filer ☐     Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities To be registered	Amount to be registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering price	Amount of Registration Fee (1)

Common Stock, par value, $.001 per share	2,000,000	$0.04	80,000	$5.70

(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the closing price per share of the Registrant’s Common Stock on August 24, 2010 a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the OTC Electronic Bulletin Board.

(2)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

(3) This registration statement shall also cover any additional shares of our common stock which become issuable pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

Documents Incorporated by Reference ☒ Yes   ☐ No

PART II

Information Required in the Registration Statement

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement and made a part hereof:

(a) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed pursuant to Section 15(d) of the 1934 Act.
(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed pursuant to Section 15(d) of the 1934 Act.
(c) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed pursuant to Section 15(d) of the 1934 Act.
(d) Our Annual Report on Form 10-K for the year ended December 31, 2009 and filed pursuant to Section 15(d) of the 1934 Act.
(e) All other documents filed by us after the date of this registration statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8. EXHIBITS

5.1     Consent and Opinion of Anslow & Jaclin, LLP
10.1   Data Storage Corporation. 2010 Incentive Award Plan
23.1  Consent of Rosenberg, Rich, Baker, Berman & Company
23.2  Consent of Rosenberg, Rich, Baker, Berman & Company

ITEM 9. UNDERTAKINGS

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garden City, New York, on this 25th day of October 2010.

DATA STORAGE CORPORATION

By: /s/ Charles M. Piluso
Charles M. Piluso, President, Chief Executive Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles M. Piluso	Director and Chairman of the Board ;	October 25 , 2010
Charles M. Piluso	President and Chief Executive Officer, Principal Financial Officer

/s/ Howard Fensterman	Director	October 25 , 2010
Howard Fensterman

/s/ Lawrence A. Maglione	Director	October 25 , 2010
Lawrence A. Maglione

/s/ Richard P. Rebetti, Jr.	Director	October 25 , 2010
Richard P. Rebetti, Jr.

/s/ John Argen	Director	October 25 , 2010
John Argen

/s/ Joseph B. Hoffman	Director	October 25 , 2010
Joseph B. Hoffman

/s/Jan Burman	Director	October 25 , 2010
Jan Burman

/s/Biagio Civale	Director	October 25 , 2010
Biagio Civale

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